UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 16, 2009

PRB Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-120129	20-0563497
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 Lawrence Street, Suite 450, Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 308-1330

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03               Bankruptcy or Receivership.

As previously reported, on March 6, 2008, PRB Energy, Inc. (“PRB Energy”) and its subsidiaries (collectively, “PRB”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Colorado (the “Bankruptcy Court”) (Case Number 08-12658 ABC).

On January 16, 2009, the Bankruptcy Court entered an order confirming PRB’s Modified Second Amended Joint Plan of Reorganization (the “Plan”). PRB expects the Plan to be effective within the next two weeks. The description of the Plan below is qualified entirely by reference to the Plan filed herewith as Exhibit 99.1.

The Plan cancels all 8,721,994 shares of PRB Energy’s currently outstanding common stock and provides that PRB Energy will issue 15.0 million shares of new PRB Energy common stock (“New Equity”). PRB Energy will issue West Coast Opportunity Fund, LLC (“WCOF”) 13.5 million shares (90%) of New Equity, issue the holders of unsecured claims, on a pro rata basis, 1.425 million shares (9.5%) of New Equity and issue the holders of unsecured claims against PRB Oil & Gas, Inc., a subsidiary of PRB Energy, on a pro rata basis, 75,000 shares (0.5%) of New Equity. The holders of PRB Energy’s senior subordinated convertible notes are considered holders of unsecured claims. Holders of the currently outstanding PRB Energy common stock will not  receive anything under the Plan, and the currently outstanding common stock will be cancelled. The holders of the New Equity will have preemptive rights on any additional offerings of New Equity by PRB Energy until December 30, 2011. Holders of unsecured claims will also be issued, on a pro rata basis, warrants to acquire 1.425 million shares of New Equity at an exercise price of $2.50 per share and the holders of unsecured claims of PRB Oil & Gas will also be issued, on a pro rata basis, warrants to acquire 75,000 shares of New Equity at an exercise price of $2.50 per share.

The Plan provides for PRB Energy to continue as a public company following its emergence from bankruptcy and for the New Equity to trade on the OTC Bulletin Board or a nationally recognized securities exchange, subject to compliance with applicable regulations. The Plan provides that WCOF will loan PRB $1.5 million in exit financing to pay certain post-petition claims and administrative fees. Further, PRB Funding, LLC will have the option to have its $275,000 post-petition claims paid in full or converted to New Equity at a conversion rate of $1.00 per share. In addition, with certain exceptions, the Plan requires that within 90 days of the confirmation of the Plan, WCOF will commit and guarantee to raise no less than $7.5 million for PRB through the offering and sale of New Equity by PRB Energy. This offering will be subject to the preemptive rights discussed above.

The Plan  provides that WCOF will hold a secured claim against PRB in the amount of $16.95 million consisting of pre-confirmation principal, interest, attorney’s fees and a prepayment premium relating to debentures held by WCOF. This claim will be secured by a first lien on the assets of PRB and will bear interest at 10% per annum. The maturity date for the first $3.75 million is December 31, 2009 with the remainder due on December 31, 2010.

The Plan further provides that PRB Energy’s new board of directors will consist of Gus Blass, William Hayworth and Atticus Lowe. Following the effective date of the Plan, PRB Energy will change its corporate name to Black Raven Energy, Inc.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 99.1Modified Second Amended Joint Plan of Reorganization

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PRB ENERGY, INC.

Date: January 21, 2009

By: /s/ William F. Hayworth
William F. Hayworth
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Modified Second Amended Joint Plan of Reorganization